Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACT:	Carolyn Shaw Vice President, Risk Manager and Financial Accounting Officer Intermountain Community Bancorp (509) 944-3888 carolyng@intermountainbank.com
INTERMOUNTAIN COMMUNITY BANCORP (IMCB) ANNOUNCES FOURTH QUARTER AND FULL YEAR RESULTS
Sandpoint, Idaho, February 27, 2009 — Intermountain Community Bancorp (OTCBB — IMCB.OB), the holding company for Panhandle State Bank, announced 2008 earnings and — fourth quarter results today. For the year ended December 31, 2008, net income applicable to common shareholders was $1.2 million, down from the $9.4 million reported for the year ended December 31, 2007. Net loss for the fourth quarter applicable to common shareholders totaled $2.9 million, down from net income applicable to common shareholders of $226,000 reported for the third quarter this year and $2.8 million net income reported for the fourth quarter of 2007. The decline in earnings over both the three- and twelve-month periods reflected the impacts of declining net interest margins, increased credit losses, and additions to the reserve for loan losses. Assets increased to $1.11 billion, a 5.4% increase over both September 30, 2008 and December 31, 2007. Earnings per fully diluted share applicable to common shareholders for the year ended December 31, 2008 were $0.14 per share compared to $1.10 per share during the same period in 2007. Earnings per fully diluted share applicable to common shareholders for the fourth quarter of 2008 were ($0.35) per share compared to $0.03 per share for the third quarter of 2008, and $0.32 per share for the fourth quarter of 2007.
“The economic downturn and ongoing strains in the banking sector and housing market continue to challenge IMCB’s earnings, our customers and the communities in which we operate. Despite a large loan loss provision recorded in the fourth quarter, IMCB continues to maintain both a strong capital position and a high level of liquidity,” noted Chief Executive Officer Curt Hecker. “Our strong financial position will allow us to proactively work in our communities and with our customers to ensure that both are prepared to weather the weakened economy,” he added.
“As part of our commitment to the communities we live and work in, IMCB launched Powered By Community, a community partnership program, in early 2009. IMCB will leverage its capital and resources to enhance lending and directly invest in our communities. Through this grassroots stimulus plan, we plan to attract over 1,000 new community volunteer leaders, improve over 100 community education and economic initiatives, and engage 100% of IMCB employees over the next couple years,” Hecker added.
2008 Highlights
•	Deposits increased $32.6 million year over year and $20.0 million from the 3rd to the 4th quarter

•	Total assets rose to $1.11 billion, an increase of $56.9 million or 5.4% over the same period one year ago

•	Capital ratios improved in the fourth quarter and are substantially above regulatory “well capitalized” levels

•	Liquidity, as represented by cash and cash equivalents, marketable securities and borrowing line availability, expanded in the fourth quarter and remains at historically high levels.

•	The allowance for loan losses ended the year at 2.14% of total loans, up from 1.53% a year ago
Earnings Summary:
Net loss applicable to common shareholders for the quarter ended December 31, 2008 totaled $2.9 million, compared to net income of $226,000 in the third quarter of 2008 and $2.8 million in the fourth quarter of 2007. Net income for the year ended December 31, 2008 totaled $1.2 million, down from $9.4 million in 2007. The decline in net income for both periods primarily reflected decreases in net interest income and increases in the loan loss provision.
Net interest income before provision for loan losses totaled $9.4 million for the quarter ended December 31, 2008, a decline of $1.7 million from the third quarter 2008 (linked quarter) and $2.5 million from the fourth quarter of 2007. Net interest income before provision for loan losses totaled $43.0 million for the year ended December 31, 2008, a decrease of $3.5 million, or 7.6%, over the same period one year ago. Federal Reserve actions and market rate conditions continued to pressure the Company’s margin, resulting in the drop in net interest income.
The margin was particularly hard hit in the fourth quarter, declining to 3.82% for the quarter ended December 31, 2008, compared to 4.56% for the linked quarter and 4.97% for the same quarter last year. The Company’s asset yields fell as the Federal Reserve dropped its target rate throughout 2008 from 4.25% down to a range between 0.00% through 0.25%, with the final 1.75% to 2.00% occurring in the fourth quarter, while declines in deposit and other borrowing interest rates lagged.
In addition, in response to significant turmoil in the financial markets during the fourth quarter, the Company maintained a very conservative and liquid asset mix with over $71.5 million in low-yielding Federal Funds investments outstanding at December 31, 2008. These funds have since been moved into higher yielding, but still relatively liquid investments. Reversal of interest on loans placed in non-accrual status also contributed approximately 8 basis points to the decline in margin.
For the twelve-month period ended December 31, 2008, IMCB’s net interest margin decreased 71 basis points to 4.50% over the same period last year, largely reflecting the decline in asset yields created by an unprecedented 5.25% drop in the Fed Funds rate since August of 2007. Despite these declines, the Company’s net interest margin continues to rank near the top of its national peer group.
The provision for losses on loans increased to $5.5 million for the fourth quarter of 2008, compared to a provision of $2.5 million in the linked quarter and $668,000 for the fourth quarter of 2007. The provision totaled $10.4 million in 2008 compared to $3.9 million for the year ending December 31, 2007. Net charge offs for the year ended December 31, 2008 totaled $5.7 million compared to $2.0 million for the same period in 2007. The 2008 total equates to an annualized net charge off rate of 0.75% of total loans compared to 0.26% in 2007. Market conditions, particularly in the real estate sector, continued to worsen in the fourth quarter, resulting in additional defaults and declining collateral valuations in the Company’s residential real estate portfolio. In response, the Company wrote down loan balances to new lower collateral values, and added significantly to its loan loss allowance. The Company’s agricultural and consumer portfolios continued to perform relatively well, experiencing only minimal losses.
The loan loss allowance to total loans ratio increased to 2.14% at December 31, 2008, compared to 1.67% at September 30, 2008 and 1.53% at December 31, 2007. Management continues to carefully evaluate the loan portfolio and collateral positions, and make adjustments to its allowance to reflect changing economic and borrower conditions.
Other income for the fourth quarter totaled $2.9 million, compared to $3.0 million for the linked quarter and $3.4 million for the fourth quarter 2007. Other income increased $741,000, or 5.6%, to a total of $13.9 million in 2008 versus $13.2 million last year. Fees and service charges grew $192,000 during this twelve-month period, largely driven by improvements in trust, investment and debit card income. These increases were offset by significantly lower mortgage and other loan fee income as a result of the economic slowdown. However, low mortgage rates began spurring additional mortgage activity at the end of 2008, a trend that has continued into early 2009. Secured credit card contract income also dropped in 2008 as credit-wary borrowers reduced credit card application volume significantly. Other income results in 2008 were enhanced by the sale of $32.0 million in investment securities in April 2008 resulting in a $2.2 million pre-tax gain for that quarter.
Non-interest expense for the fourth quarter of 2008 totaled $12.1 million, an increase of $642,000 over the linked quarter and $1.5 million over fourth quarter 2007. Non-interest expense for the year ended December 31, 2008 increased $4.5 million to $45.4 million, or 10.9%, compared to the year ended December 31, 2007. The 2008 increases in non-interest expense were largely comprised of additional occupancy expense, OREO writedowns and other loan collection costs, increased FDIC insurance premiums, and one-time management consulting fees.
Employee compensation and benefits expense decreased $93,000 or 0.4%, over the same twelve- month period last year as a result of decreased staffing levels and incentive expense. The Company adopted a number of provisions to reduce compensation expense during the year, including suspending both long-term and short-term bonus payouts for executives, reducing staffing levels, and reducing other bonus compensation plans. These efforts continue in 2009, as the Company has suspended salary increases for executives and officers, maintained a hiring freeze and adjusted other compensation plans.
Occupancy expenses increased 23.1% for the twelve-month period ended December 31, 2008 compared to the same period one year ago. These increases were comprised of additional building expense from new facilities opened in 2007 and 2008 and additional computer hardware and software purchased to enhance security, compliance and business continuity. The Company expects these expenses to stabilize in 2009, as it has eliminated building expansion plans, limited new hardware and software purchases, and begun to lease out excess space in its Company headquarters building.
Other expenses increased $3.1 million, or 33.3%, for the twelve-month period over the same period last year. The increase in other expenses can be largely attributed to significant increases in loan collection expenses and write downs on the Company’s OREO portfolio, additional FDIC insurance premiums and management consulting fees associated with a business process improvement program in 2008., In addition, the 2008 comparative numbers are negatively impacted by the reversal in 2007 of expense as a result of lowering the allowance for unfunded loan commitments in conjunction with federal guidance issued in 2007. While loan collection expenses and FDIC insurance premiums are expected to remain high or increase in 2009, the Company is reducing other expenses, including travel, computer services, telecommunications, printing, operations, and legal expense.
Basic earnings per share applicable to common shareholders for the quarter ended December 31, 2008 totaled a negative $0.35, and on a fully diluted basis a negative $0.35 per share. This compares to basic and fully diluted earnings per share applicable to common shareholders of $0.03, and $0.03 respectively, for the third quarter of 2008, and $0.33 and $0.32 respectively, for the same period last year.
Balance Sheet and Loan Portfolio Quality Summary:
As of December 31, 2008, assets totaled $1.11 billion, an increase of $56.3 million, or 5.4%, over September 30, 2008, and an increase of $56.9 million, or 5.4% over December 31, 2007. Total deposits grew $20.0 million, or 2.6%, over September 30, 2008, and loans receivable decreased $14.0 million, or 1.8%, over the same period, as the Company intensified deposit-gathering activities, shifted its asset mix to a more conservative position, and continued to experience runoff in residential real estate construction loan balances. Total deposits increased $32.6 million, or 4.3%, from December 31, 2007 to a total of $790.4 million, while loans receivable decreased $3.9 million, or 0.5%, over the same time period. The Company continues to focus on gathering low-cost core deposits to build both its customer base and long-term franchise value, and will intensify its lending efforts in 2009. In spite of continuing poor economic conditions, management believes that its expanded efforts will assist its customers, communities and the Company recover more quickly.
Reflective of the challenging economy and increasing weakness in the real estate market in 2008, the Company’s overall credit portfolio remained pressured. Non-performing assets increased to $31.8 million at December 31, 2008, compared to $22.7 million at September 30, 2008 and $8.0 million at December 31, 2007. Non-performing loans totaled $27.3 million at December 31, 2008, versus $19.9 million and $6.4 million at September 30, 2008 and December 31, 2007, respectively. Other real estate owned totaled $4.5 million at December 31, 2008, versus $2.8 million and $1.7 million at September 30, 2008 and December 31, 2007, respectively. Non-performing assets comprised 2.88% of total assets at December 31, 2008 compared to 2.16% at September 30 and 0.77% at December 31, 2007. The 30-day and-over loan delinquency rate was 0.90% at December 31, 2008, versus 1.09% and 0.40% at September 30, 2008 and December 31, 2007, respectively.
Residential land and construction assets continue to comprise most of the non-performing loan and other-real-estate owned totals, reflecting the ongoing severe weakness in the housing market. The Company continues to carefully monitor its exposure to these types of assets and is proactively working with weaker borrowers to stabilize or liquidate its position. Given the weakness in the market, elevated levels of non-performing assets are likely to continue for the next several quarters. Management has evaluated its capital and reserve position carefully against these anticipated levels and continues to believe that it is well-protected.
Total commercial real estate loans comprised 320.5% of estimated Tier 1 capital on a consolidated basis at December 31, 2008, as compared to 403.2% at September 30, 2008 and 390.7% at December 31, 2007. Construction, acquisition and development loans comprised 197.3% of estimated Tier 1 capital at December 31, 2008, as compared to 260.2% at September 30, 2008 and

303.6% at December 31, 2007. For these loan metrics, commercial real estate balances are calculated using regulatory guidelines. As reflected in the figures above, the Company continues to reduce its concentration of construction, acquisition and development loans, with further decreases expected in upcoming periods as existing loans roll off. In December 2008, the Company also increased Tier 1 capital by $27.0 million by issuing preferred stock as part of the U.S. Treasury Department’s Capital Purchase Program.
Available-for-sale investments totaled $147.6 million at December 31, 2008, an increase of $15.6 million, or 11.8%, over September 30, 2008, and a decrease of $11.2 million, or 7.0%, over December 31, 2007. Management opted to keep higher levels of cash and cash equivalents during the tumultuous fourth quarter and maintained a $71.5 million position in liquid Fed Funds Sold as of December 31, 2008. The Company has since moved most of these funds into higher-yielding government-backed securities to improve the yield, while still maintaining a strong liquid position.
Office properties and equipment totaled $44.3 million at December 31, 2008, a decrease of $547,000, or 1.2%, over September 30, 2008, and an increase of $2.2 million, or 5.2%, over December 31, 2007. The year-over-year increase primarily reflects the completion of the Company’s new headquarters in April 2008.
To fund its asset growth, the Company increased deposits by $20.0 million in the fourth quarter and $32.6 million over the same period last year. Deposit growth reflected increases in both transactional and time deposits, as customers sought the liquidity of interest-bearing checking accounts and the higher yields of certificates of deposit.
As of December 31, 2008, Federal Home Loan Bank advances totaled $46.0 million, a decrease of $8.0 million from September 30, 2008 and an increase of $17.0 million over December 31, 2007. Other borrowings totaled $40.6 million, reflecting no change from September 30, 2008, and an increase of $3.6 million over December 31, 2007. Funds from Federal Home Loan Bank advances were primarily used to fund decreases in repurchase agreements. At December 31, 2008, the Company maintained borrowing line availability of $139.6 million, providing additional liquidity for the Bank.
Shareholder’s equity totaled $110.5 million at December 31, 2008, an increase from third quarter of $21.5 million and an increase of $20.4 million over December 31, 2007. The changes in equity resulted from the retention of net income and the issuance of $27.0 million of preferred stock to the U.S. Treasury, offset by a decrease in the market value of the available-for-sale investment portfolio. Book value per common share at December 31, 2008 totaled $10.24 compared to $10.71 at September 30, 2008 and $10.93 at December 31, 2007.
About Intermountain Community Bancorp:
Intermountain is headquartered in Sandpoint, Idaho, and operates as four separate divisions with twenty banking locations in three states. Its banking subsidiary, Panhandle State Bank, offers financial services through northern Idaho offices in Sandpoint, Ponderay, Bonners Ferry, Priest River, Coeur d’Alene, Post Falls, Rathdrum and Kellogg. Intermountain Community Bank, a division of Panhandle State Bank, operates branches in southwest Idaho in Weiser, Payette, Nampa, Caldwell and Fruitland, as well as in Ontario, Oregon. Intermountain Community Bank Washington, a division of Panhandle State Bank, operates branches in downtown Spokane and Spokane Valley, Washington. Magic Valley Bank, a division of Panhandle State Bank, operates branches in Twin Falls and Gooding, Idaho.

All data contained in this report have been prepared on a consolidated basis for Intermountain Community Bancorp. IMCB’s shares are listed on the OTC Bulletin Board, ticker symbol IMCB.OB.
Additional information on Intermountain Community Bancorp, and its internet banking services, can be found at www.intermountainbank.com.
This news release contains forward-looking statements within the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include but are not limited to statements about the Company’s plans, objectives, expectations and intentions and other statements contained in this report that are not historical facts. These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s control. Actual results may differ materially from the results discussed in these forward-looking statements because of numerous possible risks and uncertainties. These include but are not limited to: the possibility of adverse economic developments that may, among other things, increase default and delinquency risks in the Company’s loan portfolio; shifts in interest rates that may result in lower interest rate margins; shifts in the demand for the Company’s loan and other products; lower-than-expected revenue or cost savings in connection with acquisitions; changes in accounting policies; changes in the monetary and fiscal policies of the federal government; and changes in laws, regulations and the competitive environment.

INTERMOUNTAIN COMMUNITY BANCORP
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31,	September 30,	December 31.
	2008	2008	2007
	(Dollars in thousands,
	except per share amounts)
ASSETS

Cash and Cash Equivalents	$94,825	$46,265	$38,092
Loans Receivable, Net	752,615	766,625	756,549
Loans Held for Sale	933	1,500	4,201
Investments and Asset-Backed Securities (“ABS”) Available for Sale	147,618	132,011	158,791
Investments and ABS Held to Maturity	17,604	16,110	11,324
Federal Home Loan Bank of Seattle stock, at cost	2,310	2,310	1,779
Office properties and equipment, net	44,296	44,843	42,090
Goodwill	11,662	11,662	11,662
Other Intangible Assets, net	576	612	723
Bank-owned life insurance	8,037	7,952	7,713
Prepaid expenses and other assets	25,079	19,355	15,735

Total assets	$1,105,555	$1,049,245	$1,048,659

LIABILITIES
Deposits	$790,412	$770,367	$757,838
Advances from Federal Home Loan Bank	46,000	54,000	29,000
Repurchase Agreements and Fed Funds	109,006	87,213	124,127
Other borrowings	40,613	40,623	36,998
Accrued expenses and other liabilities	9,039	8,082	10,577

Total liabilities	995,070	960,285	958,540

STOCKHOLDERS’ EQUITY
Common stock	78,261	76,349	76,746
Preferred stock	25,149	—	—
Accumulated other comprehensive income (loss), net of tax (1)	(5,935)	(3,350)	1,327
Retained earnings	13,010	15,961	12,046

Total stockholders’ equity	110,485	88,960	90,119

Total liabilities and stockholders’ equity	$1,105,555	$1,049,245	$1,048,659

Book value per common share, excluding preferred stock	$10.24	$10.71	$10.93
Tangible Book Value per common share, excluding preferred stock (2)	$8.77	$9.23	$9.42
Shares outstanding at end of period	8,333,009	8,305,769	8,248,710
Shareholders’ Equity to Total Assets	9.99%	8.48%	8.59%
Tangible Shareholders’ Equity to Tangible Assets (3)	8.99%	7.40%	7.50%

(1)	Net of deferred income taxes

(2)	Amount represents common shareholders’ equity less net goodwill and other intangible assets divided by total shares outstanding.

(3)	Amount represents shareholders’ equity less net goodwill and other intangible assets divided by assets less net goodwill and other intangible assets.

INTERMOUNTAIN COMMUNITY BANCORP
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended
	December 31,	September 30,	December 31,
	2008	2008	2007
	(Dollars in thousands,
	except per share amounts)
Interest income:
Loans	$12,556	$14,098	$16,608
Investments	2,122	1,991	2,157

Total interest income	14,678	16,089	18,765

Interest expense:
Deposits	3,708	3,627	4,795
Borrowings	1,583	1,352	2,131

Total interest expense	5,291	4,979	6,926

Net interest income	9,387	11,110	11,839

Provision for losses on loans	(5,512)	(2,474)	(668)

Net interest income after provision for losses on loans	3,875	8,636	11,171

Other income:
Fees and service charges	2,167	2,325	2,360
Mortgage banking operations	380	413	563
Net gain (loss) on sale of securities	—	—	—
Bank-owned life insurance	85	83	75
Other income	283	193	378

Total other income	2,915	3,014	3,376

Operating expenses:
Salaries and employee benefits	6,379	6,446	6,306
Occupancy expense	1,900	2,005	1,708
Other expenses	3,785	2,971	2,558

Total operating expenses	12,064	11,422	10,572

Income (loss) before income taxes	(5,274)	228	3,975
Income tax (provision) benefit	2,379	(2)	(1,224)

Net income (loss)	(2,895)	226	2,751

Preferred stock dividend	45	—	—

Net income (loss) applicable to common shareholders	$(2,940)	$226	$2,751

Earnings per share — basic	$(0.35)	$0.03	$0.33
Earnings per share — diluted	$(0.35)	$0.03	$0.32

Weighted-average common shares outstanding — basic	8,315,234	8,305,236	8,245,133
Weighted-average common shares outstanding — diluted	8,315,234	8,461,591	8,582,943

INTERMOUNTAIN COMMUNITY BANCORP
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Years Ended
	December 31,	December 31,
	2008	2007
	(Dollars in thousands,
	except per share amounts)
Interest income:
Loans	$55,614	$65,362
Investments	8,195	7,496

Total interest income	63,809	72,858

Interest expense:
Deposits	14,640	18,769
Borrowings	6,171	7,568

Total interest expense	20,811	26,337

Net interest income	42,998	46,521

Provision for losses on loans	(10,384)	(3,896)

Net interest income after provision for losses on loans	32,614	42,625

Other income:
Fees and service charges	8,838	8,646
Mortgage banking operations	1,585	2,749
Net gain (loss) on sale of securities	2,182	(38)
Bank-owned life insurance	324	314
Other income	1,011	1,528

Total other income	13,940	13,199

Operating expenses:
Salaries and employee benefits	25,301	25,394
Occupancy expense	7,496	6,089
Other expenses	12,583	9,443

Total operating expenses	45,380	40,926

Income before income taxes	1,174	14,898
Income tax (provision) benefit	80	(5,453)

Net income (loss)	1,254	9,445

Preferred stock dividend	45	—

Net income applicable to common shareholders	$1,209	$9,445

Earnings per share — basic	$0.15	$1.15
Earnings per share — diluted	$0.14	$1.10

Weighted-average common shares outstanding — basic	8,294,502	8,206,341
Weighted-average common shares outstanding — diluted	8,514,836	8,604,737

INTERMOUNTAIN COMMUNITY BANCORP
KEY PERFORMANCE RATIOS

				TWELVE MONTHS
	THREE MONTHS ENDED			ENDED
	DEC 31,	SEPT 30,	DEC 31,	DEC 31,	DEC 31,
	2008	2008	2007	2008	2007
Net Interest Spread:
Yield on Loan Portfolio	6.46%	7.02%	8.48%	7.13%	8.81%
Yield on Investments & Cash	4.13%	4.66%	5.09%	4.68%	4.97%

Yield on Interest-Earning Assets	5.97%	6.61%	7.88%	6.68%	8.16%

Cost of Deposits	1.87%	1.88%	2.49%	1.95%	2.58%
Cost of Advances	3.78%	3.79%	4.54%	3.92%	4.01%
Cost of Borrowings	3.32%	2.38%	4.97%	3.01%	5.23%

Cost of Interest-Bearing Liabilities	2.17%	2.06%	2.94%	2.20%	3.01%

Net Interest Spread	3.80%	4.54%	4.94%	4.48%	5.15%

Net Interest Margin	3.82%	4.56%	4.97%	4.50%	5.21%

Performance Ratios:
Return on Average Assets	(1.07)%	0.09%	1.04%	0.12%	0.96%
Return on Average Common Shareholders’ Equity	(13.42)%	1.00%	12.39%	1.35%	11.30%
Return on Average Common Tangible Equity	(15.62)%	1.16%	14.42%	1.57%	13.28%
Operating Efficiency	98.06%	80.87%	69.48%	79.70%	68.53%
Noninterest Expense to Average Assets	4.45%	4.34%	4.01%	4.31%	4.16%

INTERMOUNTAIN COMMUNITY BANCORP
LOAN DATA

	DECEMBER 31,	DECEMBER 31,
	2008	2007
	(Dollars in thousands)

Net Charge-Offs to Average Net Loans	0.75%	0.26%
Loan Loss Allowance to Total Loans	2.14%	1.53%

Nonperforming Assets:
Accruing Loans-90 Days Past Due	$913	$797
Nonaccrual Loans	26,365	5,569

Total Nonperforming Loans	27,278	6,366
REO	4,541	1,682

Total Nonperforming Assets (“NPA”)	$31,819	$8,048

NPA to Total Assets	2.88%	0.77%
NPA to Total Loans Receivable	4.23%	1.06%
NPA to Risk Based Capital	24.58%	7.82%

Loan Delinquency Ratio (30 days and over)	0.90%	0.40%

Non Accrual Loans to Gross Loans	3.43%	0.74%